CESCA THERAPEUTICS RECEIVES NOTICE OF
NON-COMPLIANCE WITH NASDAQ LISTING RULE

Rancho Cordova, CA, February 27, 2015 -- Cesca Therapeutics Inc. (Nasdaq: KOOL), an autologous cell-based regenerative medicine company, announced today that the Company received a letter from Nasdaq indicating that the Company had become non-compliant with the Nasdaq Listing Rule 5250(c)(1) requiring the Company to timely file its December 31, 2014 quarterly report with the Securities and Exchange Commission.

Under Nasdaq listing rules the Company has 60 calendar days to submit a plan to regain compliance and has until August 24, 2015 to regain compliance if its plan is accepted by NASDAQ.  Failure to meet these conditions may subject the Company's common stock to delisting. The Company is currently working on its plan to regain compliance and to file its quarterly report for the quarter ended December 31, 2014.

About Cesca Therapeutics Inc.
Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapeutics for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:
·	SurgWerks™; proprietary stem cell therapy point-of-care kits for the treatment of vascular and orthopedic indications that integrate the following indication specific elements:
·	Cell harvesting
·	Cell processing and selection
·	Cell diagnostics
·	Cell delivery
·	CellWerksTM; a proprietary stem cell laboratory kit for the processing of target cells used in the treatment of oncological and hematological disorders.
·	The AutoXpress® (AXP); a proprietary automated device, along with companion sterile blood processing disposables, for the harvesting of stem cells from cord blood.
·
The MarrowXpress® (MXP); a derivative product of the AXP and its accompanying disposable bag set, for the isolation and concentration of stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes while retaining over 90% of mononuclear cells (MNCs).

·	The Res-Q™ 60 (Res-Q); a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).
·	The BioArchive® System; an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries, for cryopreservation and archiving of cord blood stem cell units for transplant.
Contact:
Cesca Therapeutics Inc.
http://www.cescatherapeutics.com
Investor Contact: Kirin Smith, ProActive Capital Group
+ 1-646-863-6519, or ir@cescatherapeutics.com

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